EXHIBIT 23.2


                     CONSENT OF INDEPENDENT ACCOUNTANTS


 We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of Sunbeam Corporation of our report dated March 13, 1998, appearing on page F-2 of First Alert, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, appearing on page 37 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "EXPERTS" in such Prospectus.





 Price Waterhouse LLP


 Chicago, Illinois
 May 7, 1998